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                                                                     Exhibit 7.8

                             STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT is entered into and effective as of November 24, 1998, by and between WILSON FINANCIAL CORPORATION ("Borrower"), a Florida corporation and IMAGINE INVESTMENTS, INC. ("Lender"), a Delaware corporation having its principal office in Dallas, Texas.

                                    RECITALS:

     A. Pursuant to the terms of that certain Promissory Note of even date herewith executed by Borrower in favor of Lender in the original principal amount of Four Hundred Forty-Four Thousand Three Hundred Eighty-Eight Dollars ($444,388.00), as the same may hereafter be amended or otherwise modified from time to time in writing by the parties thereto (the "Note"), Lender has agreed to make a loan (the "Loan") to Borrower in such amount as evidenced by the Note.

     B. In order to induce Lender to make the loan evidenced by the Note, without which inducement Lender would be unwilling to do so, Borrower has agreed to pledge 160,000 shares of the issued and outstanding common capital stock (the "Stock") of Riverside Group, Inc. (the "Corporation") to Lender, to secure the payment of the Loan.

                                   AGREEMENT:

         NOW, THEREFORE, the parties hereby agree as follows:

     1. PLEDGE AND DEPOSIT OF SHARES. Borrower hereby pledges, assigns and grants a security interest to Lender in 160,000 shares of the Stock, as represented by Certificate Nos. _____ and _____ now standing in Borrower's name, which certificates have been delivered herewith by Borrower to Lender, together with duly executed blank stock powers attached thereto, all as collateral security for the full and punctual payment and due performance by Borrower of
(i) the Note and (ii) all other liabilities, obligations and indebtedness of whatever kind of Borrower to Lender, whether created directly or acquired by Lender by assignment or otherwise, whether now existing or hereafter created, arising or acquired, absolute or contingent, joint or several, due or to become due, and including, but not limited to, future advances by Lender to Borrower. All of the foregoing are referred to collectively herein as the "Secured Obligations."

         1.1 Further Pledge and Deliveries. The certificates or other instruments evidencing all new shares of capital stock and all other securities, rights, warrants, options and the like hereafter created in respect of the Stock, whether by stock split, stock dividend, merger, consolidation or otherwise, shall be delivered by Borrower to, and shall be held by, Lender under the terms and conditions of this Stock Pledge Agreement and subject to the pledge and security interest herein granted, and the term "Stock" as used herein shall be deemed to include all such new shares, securities, rights, warrants, options and the like. At its sole option, Lender may transfer the shares of Stock into its own name.

     2. COVENANTS. During the period the Stock is being held as security hereunder, Borrower shall not, without the prior written consent of Lender, allow the Corporation to (i) issue any additional capital stock or other equity securities of any kind or options, subscription rights, warrants or other instruments with respect thereto or any other instruments convertible into

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shares of its capital stock, or sell or issue any treasury stock, (ii) merge into or with or consolidate with any other corporation or business or otherwise participate in any reorganization or sell or lease to others all or substantially all of its assets, (iii) amend its Articles of Incorporation or By-Laws in any manner that would have a material adverse effect on Lender's rights with respect to the Stock, or liquidate or dissolve or take any steps to effect same, or (iv) effect a recapitalization or alter its capital structure.

     3. VOTING RIGHTS; DIVIDENDS, ETC. So long as no Event of Default shall have occurred Borrower shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Stock or any part thereof for any purpose not inconsistent with the terms of this Stock Pledge Agreement.

         3.1 Upon Default. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of any "Event of Default", as hereinafter defined, Lender shall be entitled to exercise all voting rights and privileges whatsoever with respect to the Stock, and to that end Borrower hereby constitutes Lender as its proxy and attorney-in-fact for all purposes of voting the Stock, and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until the Indebtedness has been fully paid and this Security Agreement terminated, and all persons whatsoever shall be conclusively entitled to rely upon Lender's verbal or written certification that it is entitled to vote the Stock hereunder. Borrower shall execute and deliver to Lender any and all additional proxies and powers of attorney that Lender may desire in order to vote more effectively the Stock in its own name. Upon any Event of Default hereunder, Lender may vote the Stock to remove the directors and officers of the Corporation and to elect new such officers and directors who shall thereafter manage the affairs of the Corporation, operate any of its properties and carry on any business and otherwise take any action with respect thereto as they shall deem necessary and appropriate and may also liquidate the Corporation and its business, and may authorize the borrowing of money in the name of the Corporations and the pledge of their assets to secure such borrowing.

     4. STATUS OF THE STOCK. Borrower hereby represents and warrants to Lender that (a) the Stock is validly issued and outstanding, fully paid and non-assessable and constitutes approximately ____% of the issued and outstanding capital stock of the Corporation, (b) Borrower is the registered and absolute beneficial owner of approximately forty-eight percent (48%) of the issued and outstanding capital stock of the Corporation, (c) all of the Stock is free and clear of liens, charges and encumbrances in favor of persons other than Lender,
(d) Borrower has the full power and authority to pledge the Stock to Lender pursuant to this Stock Pledge Agreement and (e) that the Corporation is a corporation validly existing under the law of the State of Florida. No part of the Stock shall be sold, transferred or assigned by Borrower without the prior written consent of Lender, which consent may be arbitrarily withheld so long as this Stock Pledge Agreement is in effect.

         4.1 Status of the Stock. Borrower represents and warrants that (i) the stock was acquired from the Corporation more than three (3) years ago and is fully paid and non-assessable for more than three (3) years and (ii) Borrower is an affiliate of the Corporation. Borrower covenants and agrees that, during any period of sale or liquidation of the Stock by Lender, Borrower shall not sell any other stock of the Corporation if such sale would restrict or limit Lender's sale of the Stock under S.E.C. Rule 144 or if such sale by Borrower would cause or contribute to a decline in the share price of the Stock. Borrower further agrees in the event of any such sale or liquidation by Lender, to execute any and all forms, including but not limited to Forms 144 and

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     customary broker's and seller's representation letters, to enable Lender to effect the sale of the Stock.

         4.2 Further Steps. Borrower shall further take all necessary actions to remove any restrictive legend affecting the Stock and to assist in the effectuation of the sale of the Stock including, at Borrower's expense, the supplying of opinions of counsel customarily required to effect such sales.

     5. MAINTENANCE OF PRIORITY OF PLEDGE. Borrower shall be liable for and shall from time to time pay and discharge all taxes, assessments and governmental charges imposed upon the Stock by any federal, state or local authority, the liens of which would or might be held prior to the right of Lender in and to the Stock or which are imposed on the holders and/or registered owners of the Stock. Borrower shall not, at any time while this Stock Pledge Agreement is in effect, do or suffer any act or thing whereby the rights of Lender in the Stock would or might be materially impaired or diminished. Borrower shall execute and deliver such further documents and take such further actions as may be required to confirm the rights of Lender in and to the Stock or otherwise to effectuate the intention of this Stock Pledge Agreement. Borrower shall perform all terms of the indebtedness and obligations to Bank of Boston secured by the first priority pledge of and security interest in any portion of capital stock of the Corporation pledged to Bank of Boston and shall pay all of such indebtedness and related obligations according to their terms.

     6. EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default" hereunder:

         6.1 Cross Default. The occurrence of any Event of Default under the Note or any "Security Document," as such term is defined in the Note, or under any other related instrument or agreement or any default by Borrower in the payment of any other obligation to Lender or to Robert T. Shaw;

         6.2 Default Hereunder. The occurrence of any default of any kind whatsoever under the terms, covenants and conditions of this Stock Pledge Agreement; or

         6.3 Breach of Covenants, Etc. If any covenant, representation or warranty made in this Stock Pledge Agreement or in any other Security Document or related instruments or agreements executed by Borrower in connection with the loan secured hereby shall prove to be untrue and misleading in any respect.

         6.4 Default Under Other Financing. If Borrower is in default or breach of its obligations to Bank of Boston beyond any applicable period of grace or for cure of such default or breach.

     7. REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default referred to in Section 6 above, Lender shall have all rights and remedies in and against the Stock and otherwise of a secured party under the Uniform Commercial Code as enacted in the Commonwealth of Kentucky and the State of Florida (the "UCC") and all other applicable laws and shall also have all of the rights provided herein, in the Note and in all other Security Documents, all of which rights and remedies shall be cumulative to the fullest extent permitted by law. In connection with the foregoing, Lender shall have the right:

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                7.1 Right of Sale. To declare the Note and the other
        Indebtedness immediately due and payable in full, and to sell the Stock in one or more lots, and from time to time, upon ten (10) business days' prior to written notice to Borrower of the time and place of sale (which notice Borrower hereby conclusively agrees is commercially reasonable), for cash or upon credit or for future delivery, Borrower hereby waiving all rights, if any, of marshaling the Stock and any other security for the payment of the Note and other Indebtedness, and at the option and in the sole discretion of Lender, to either:

                7.2 Public Sale. Sell the Stock at a public sale or sales, including a sale at or on any broker's board or stock exchange; or

                7.3 Private Sale. Sell the Stock at a private sale or sales.

                7.4 Lender May Purchase. Lender may bid for and acquire the Stock or any portion thereof at any public sale, free from any redemption rights of Borrower, and in lieu of paying cash therefor, may make settlement for the selling price of the Stock or any part thereof by crediting the net selling price of the Stock against the Note and other Indebtedness, after deducting all of Lender's costs and expenses of every kind and nature therefrom, including Lender's attorneys' fees incurred in connection realizing upon the Stock, provided the same is not prohibited by the laws of the Commonwealth of Kentucky.

                7.5 Postponement. From time to time Lender may, but shall not be obligated to, postpone the time of any proposed sale of any of the Stock which has been the subject of a notice as provided above, and also, upon ten (10) days' prior written notice to Borrower (which notice Borrower conclusively agrees is commercially reasonable), may change the time and/or place of such sale.

                7.6 Tender. In the case of any sale by Lender of the Stock or any portion thereof on credit or for future delivery, which may be elected at the option and in the sole discretion of Lender, the Stock so sold may, at the sole option of Lender, either be delivered to the purchaser or retained by Lender until the selling price is paid by the purchaser, but in either event Lender shall incur no liability, to Borrower or otherwise, in case of failure of the purchaser to take up and pay for the Stock so sold. In case of any such failure, such Stock may be sold again by Lender in the manner provided in this Section 7.

                7.7 Costs and Expenses. After deducting all of Lender's costs and expenses of every kind, including, but not limited to, legal fees and registration (Securities and Exchange Commission and other) fees and expenses, if any, incurred in connection with the sale of the Stock, Lender shall apply the residue of the proceeds of any sale or sales of the Stock against Indebtedness, in the order of priority elected by Lender. Lender shall not incur any liability to Borrower or otherwise as a result of the sale of the Stock at any private sale or sales, and Borrower hereby waives any claims arising by reason of (i) the fact that the price or prices for which the Stock or any portion thereof is sold at such private sale or sales is less than the price which would have been obtained at a public sale or sales or is less than the amount due under the Note and other obligations secured hereby, even if Lender accepts the first offer received and does not offer the Stock or any portion thereof to more than one offeree, (ii) any delay by Lender in selling the Stock following an Event of Default hereunder, even if the price of the Stock thereafter declines, or (iii) the immediate sale of the Stock upon the occurrence of an Event of Default hereunder, the applicable grace or cure period having

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     been duly observed prior thereto, even if the price of the Stock should thereafter increase. Borrower shall remain liable for any deficiency remaining due under the Note, this Stock Pledge Agreement, and any related documents or instruments.

     8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon being delivered personally (or by confirmed telefax or other electronic delivery method; or (ii) four (4) days after being mailed by certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after being sent by Federal Express or other reputable overnight delivery service providing delivery confirmation, for next day delivery, in each case to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to the Borrower:     Wilson Financial Corporation
                             7800 Belfort Parkway
                             Jacksonville, Florida 32256
                             Attention: J. Steven Wilson

     With a copy to:         Holland & Knight
                             One Independent Drive, Suite 2000
                             Post Office Box 1559
                             Jacksonville, Florida 32201-1559
                             (32202 for street address)
                             Attention: Malcolm Graham

     If to Lender, to:       Imagine Investments, Inc.
                             8150 No. Central Expressway, Suite 1901
                             Dallas, Texas 75206

     With a copy to:         Michael M. Fleishman, Esq.
                             Greenebaum Doll & McDonald PLLC
                             3300 National City Tower
                             Louisville, Kentucky 40202

     9.  MISCELLANEOUS.

         9.1 Future Advances. This Stock Pledge Agreement also secures all additional loans and/or future advances that may be made hereafter or at any time by Lender.

         9.2 Governing Law. The laws of the Commonwealth of Kentucky shall govern the construction of this Stock Pledge Agreement and the rights, remedies and duties of the parties hereunder.

         9.3 Successors and Assigns. This Stock Pledge Agreement shall bind Borrower, and its successors and assigns, and inure to the benefit of Lender and its successors and assigns.

         9.4 Time of Essence. Time shall be of the essence in the performance of Borrower's obligations hereunder.

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          9.5 Captions. The several captions, headings, sections and subsections of this Stock Pledge Agreement are inserted for convenience only and shall be ignored in interpreting the provisions of this Stock Pledge Agreement.

          9.6 Modifications. This Stock Pledge Agreement may be modified or amended only by written agreement executed by all of the parties hereto.

          9.7 Lender's Expenses. Borrower agrees that it shall be responsible for and shall pay Lender's expenses incurred in effecting the Loan, including Lender's attorneys fees which, at Lender's option, may be deducted from the proceeds of the Loan and paid to Lender's counsel, but shall nevertheless be deemed disbursed to Borrower.

     10. TERMINATION. This Pledge Agreement shall terminate when the Secured Obligations has been paid in full, at which time Lender shall reassign and redeliver, without recourse upon or warranty by Lender and at the expense of Borrower (or cause to be so reassigned and redelivered to Borrower or to such person or persons as Borrower shall designate), against receipt, such of the Stock (if any) as shall not have been sold or otherwise applied by Lender pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                           WILSON FINANCIAL CORPORATION

             illegible                          /s/ J. Steven Wilson
______________________________________     By: _________________________________
Witness                                            President, CEO
                                           Title: __________________________
                                                           ("Borrower")


                                           IMAGINE INVESTMENTS, INC.

   /s/ Gary M. Goltz                            /s/ B. Kent Hill
______________________________________     By: _________________________________
Witness                                            Vice President
                                           Title: __________________________
                                                            ("Lender")

The foregoing is hereby consented to:

   /s/ J. Steven Wilson
______________________________________
J. Steven Wilson

Date:  November 24, 1998

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